EXHIBIT 99.1
News Release

FOR ADDITIONAL INFORMATION:

Media Relations:	Investor Relations:
Jim Vitak	Eric Boni
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	enboni@ashland.com

FOR IMMEDIATE RELEASE:
May 27, 2009

Ashland Inc. closes offering of Senior Notes due 2017,
repays $750 million bridge loan

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH) today announced that it has successfully completed its previously announced offering of $650 million of 9 1/8% Senior Notes due 2017 (the “Notes”). The Notes were issued at 96.577% of the aggregate principal amount, plus accrued interest, if any, to yield 9.75%. Ashland used the net proceeds from the offering, together with available liquidity, to repay in full its existing $750 million bridge loan and to pay fees and expenses in connection with the offering and the repayment of the outstanding indebtedness.

These Notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Ashland Inc. (NYSE: ASH) provides specialty chemical products, services and solutions for many of the world’s most essential needs and industries. Serving customers in more than 100 countries, it operates through five commercial units: Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials, Ashland Consumer Markets (Valvoline) and Ashland Distribution. To learn more about Ashland, visit www.ashland.com.

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